Exhibit 4.7

                       FIRST AMENDMENT TO RIGHTS AGREEMENT

          FIRST AMENDMENT, dated as of January 28, 1999 ("First Amendment"), to Rights Agreement dated as of July 5, 1990 (the "Rights Agreement"), between Health Care Property Investors, Inc., a Maryland corporation (the "Company"), and The Bank of New York (the "Rights Agent"). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

          WHEREAS, effective as of July 1, 1996, the Rights Agent was appointed as successor to Chemical Trust Company of California, which in turn was the successor Manufacturers Hanover Trust Company of California, the original rights agent under the Rights Agreement;

          WHEREAS, the Company and the Rights Agent previously entered into the Rights Agreement; and

          WHEREAS, pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend any provision of the Rights Agreement in accordance with the terms of such Section 26.

          NOW, THEREFORE, in consideration of the foregoing premises and mutual agreements set forth in this Amendment, the parties hereby amend the Rights Agreement as follows:

          1. Section 1(g) of the Rights Agreement is hereby deleted in its entirety.

          2. The second sentence of Section 1(k) of the Rights Agreement is hereby amended to (a) add the words "prior to the time that any Person has become an Acquiring Person and" after the word "determines," and before the word "after" and (b) delete the words "; provided, however, that there must be Continuing Directors then in office and any such determination shall require the concurrence of a majority of such Continuing Directors."

          3. Section 3(a) of the Rights Agreement is hereby amended by amending the second sentence thereof to (a) replace the words "beyond the earlier of the dates set forth in such preceding sentence; provided, however, there must be Continuing Directors then in office and any such postponement shall require the concurrence of a majority of such Continuing Directors" from the second sentence thereof with the words: "specified as a result of an event described in clause (ii) beyond the date set forth in such clause (ii)" and (b) add as the third sentence thereof "Nothing herein shall permit such a postponement of a Distribution Date after a Person becomes an Acquiring Person."

          4. Section 11(a)(ii) is hereby amended to delete the second proviso in its entirety.

          5. Section 22 of the Rights Agreement is hereby amended to add the following after the last sentence thereof:

          "In addition, in connection with the issuance or sale of Common Shares following the Distribution Date and prior to the Expiration Date, the Company shall, with respect to Common Shares so issued or sold pursuant to the exercise of stock options or under any employee plan or arrangement, granted or awarded, or upon exercise, conversion or exchange of securities hereafter issued by the Company or by any limited liability company or limited partnership of which the Company is the managing member or general partner, in each case existing prior to the Distribution Date, issue Right Certificates representing the appropriate number of Rights in connection with such issuance or sale; provided, however, that (i) no such Right Certificate shall be issued if, and to the extent that, the Company shall be advised by counsel that such issuance would create a significant risk of material adverse tax consequences to the Company or the Person to whom such Right Certificate would be issued and
          (ii) no such Right Certificate shall be issued if, and to the extent that, appropriate adjustment shall otherwise have been made in lieu of the issuance thereof."

          6. Section 23(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

          "(a) The Board of Directors of the Company may, at its option, at any time prior to a Trigger Event, redeem all but not less than all of the then outstanding Rights at a redemption price of $.005 per Right, appropriately adjusted to reflect any stock split, stock dividend, recapitalization or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the "Redemption Price"), and the Company may, at its option, pay the Redemption Price in Common Shares (based on the "current per share market price," determined pursuant to Section 11(d), of the Common Shares at the time of redemption), cash or any other form of consideration deemed appropriate by the Board of Directors. The redemption of the Rights by the Board of Directors may be made effective at such time, on such basis and subject to such conditions as the Board of Directors in its sole discretion may establish."

          7. Section 26 of the Rights Agreement is hereby amended by deleting clause (ii) of the second sentence thereof in its entirety, renumbering clause (iii) of the second sentence to (ii), adding the word "or" immediately prior to the new clause (ii) and deleting the words "or Redemption Date" and substituting therefor the words "pursuant to the second sentence of Section 3(a)" in the proviso.

          8. The fourth paragraph of Exhibit A to the Rights Agreement ("Form of Right Certificate") is hereby amended and restated in its entirety as follows:

          "Subject to the provisions of the Rights Agreement, the Board of Directors may, at its option, (i) redeem the Rights evidenced by this Right Certificate at a redemption price of $.005 per Right or (ii) exchange Common Shares for the Rights evidenced by this Right Certificate, in whole or in part."

          9. The third paragraph of Exhibit B to the Rights Agreement (SUMMARY OF RIGHTS TO PURCHASE COMMON SHARES) is hereby amended to delete the words "the Board of Directors, with the concurrence of a majority of the Continuing Directors (as defined below), may postpone the Distribution Date and that."

          10. The ninth paragraph of Exhibit B to the Rights Agreement is hereby amended to (a) delete the words "until ten days following the public announcement that a Person has become an Acquiring Person" and replace them with the words "prior to the time that an Acquiring Person has become such" and (b) delete the second and third sentences in their entirety.

          11. The tenth paragraph of Exhibit B to the Rights Agreement is hereby deleted in its entirety.

          12. The twelfth paragraph of Exhibit B to the Rights Agreement is hereby amended to delete the following:

          ", to shorten or lengthen any time period under the Rights Agreement relating to when the Rights may be redeemed (so long as, under certain circumstances, a majority of Continuing Directors approve such shortening or lengthening)."

          13. This First Amendment shall be effective as of the date hereof and, except as expressly set forth herein, the Rights Agreement shall remain in full force and effect and be otherwise unaffected hereby.

          14. This First Amendment may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all such counterparts shall together constitute one and the same document.



          IN WITNESS WHEREOF, the parties have executed this First Amendment as of the date first written above.



                                HEALTH CARE PROPERTY INVESTORS, INC.



                                By:  /s/ Edward J. Henning
                                     -------------------------
                                Name:     Edward J. Henning
                                     -------------------------
                                Title:    Senior Vice President





                                THE BANK OF NEW YORK



                                By:  /s/ William F. Powers
                                     -------------------------
                                Name: William F. Powers
                                     -------------------------
                                Title: Assistant Vice President
                                      ------------------------